Friday, July 30, 2010

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer
860-435-9801or rick@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES INCREASE IN SECOND QUARTER 2010 EARNINGS; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, July 30, 2010 /PR Newswire…..Salisbury Bancorp, Inc. (“Salisbury”), NYSE Amex Equities: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its second quarter ended June 30, 2010.

Net income available to common shareholders was $763,000, or $0.45 per common share, for the second quarter ended June 30, 2010 (second quarter 2010) compared with $479,000, or $0.28 per common share, for the first quarter ended March 31, 2010 (first quarter 2010), and a net loss of $(318,000), or $(0.19) per common share, for the second quarter ended June 30, 2009 (second quarter 2009).

Net income available to common shareholders for second quarter 2010 and second quarter 2009 is net of preferred stock dividends of $115,000 and $134,000 respectively.

Selected second quarter 2010 highlights:

•
Net interest income increased $290,000, or 7%, versus first quarter 2010, and $248,000, or 6%, versus second quarter 2009, reflecting improvement in the net interest margin versus first quarter 2010 and growth in earning assets versus second quarter 2009.

•	Non-interest income increased $110,000, or 10%, versus first quarter 2010 and $1,186,000 versus second quarter 2009. Included in second quarter 2009 were impairment losses on securities of $1,228,000.

•	Provision for loan losses increased $80,000 versus first quarter 2010 and decreased $55,000 versus second quarter 2009.

•	Gross loans receivable increased $12.6 million, or 4%, versus first quarter 2010 and $48.2 million, or 16%, versus second quarter 2009.

•
Deposits increased $1.5 million, or 0.3%, versus first quarter 2010 and $22.0 million, or 5%, versus second quarter 2009. In December 2009 Salisbury assumed $11 million in deposits with the purchase of Webster Bank’s Canaan branch.

•
Non-performing assets were $11.5 million, or 2.03% of total assets, at June 30, 2010, down $0.8 million from March 31, 2010 and up $3.8 million from December 31, 2009. Loans receivable 30 days or more past due were $8.1 million, or 2.33% of gross loans, at June 30, 2010, down $3.8 million from March 31, 2010 and down $0.4 million from December 31, 2009.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “We are pleased with the improvement in second quarter 2010 results, reflecting top line revenue growth, expense control and solid loan growth. We have increased our focus on managing credit risk and are pleased to report a significant reduction in past due loans. However, we retain a cautious outlook due to the persistent weaknesses in the regional and national economy. As a “main street” community bank we are committed to work with our small business and retail customers during these difficult economic times and provide a financial lifeline while balancing credit risk.”

Net interest income for second quarter 2010 increased $248,000, or 6%, versus second quarter 2009. Average total deposits increased $36 million or 9%, over the twelve month period, facilitating an increase in average earning assets of $29 million, or 6%. The net interest margin (tax equivalent net interest income) declined 3 basis points to 3.41% compared with 3.44% a year ago.

The provision for loan losses for second quarter 2010 was $260,000, compared with $180,000 for first quarter 2010 and $315,000 for second quarter of 2009. Net loan charge-offs were $141,000, $4,000 and $11,000, for the respective periods. Despite second quarter 2010 loan growth of $12.6 million, reserve coverage at June 30, 2010, as measured by the ratio of the allowance for loan losses to gross loans, remained relatively unchanged at 1.09%, compared with 1.10% at March 31, 2010, 1.05% at December 31, 2009 and 1.11% a year ago at June 30, 2009.

Non-interest income for second quarter 2010 increased $1,186,000 due to the inclusion in second quarter 2009 of an impairment loss of $1,128,000 on non-agency CMOs. Excluding this impairment loss, non-interest income increased $58,000 versus second quarter 2009. Income from sales of mortgage loans decreased $80,000 due to lower loan sales. Loan sales were $5.2 million and $19.8 million, respectively, for the 2010 and 2009 quarterly periods. Service fees and charges increased $72,000, or 16%, due to higher interchange, overdraft and other fees. Trust and Wealth Advisory revenues increased $61,000, or 14%. Other income increased $34,000, due to the inclusion in second quarter 2010 of a $29,000 gain from the sale of surplus real estate.

Non-interest expense for second quarter 2010 decreased $92,000, or 2.1%. Compensation increased $132,000 due to year-over-year merit increases, changes in staffing levels and mix, and benefit plan cost increases. Premises and equipment increased $29,000 due primarily to the opening of the Millerton branch in January 2010, the acquisition of property for the new Sheffield branch, opening on August 2, 2010, and other cost increases. Data processing increased $33,000, reflecting growth in customer accounts and transactional activity. Professional fees increased $79,000 primarily due to project related services. FDIC insurance decreased $238,000 due to the inclusion in second quarter 2009 of a special assessment, partially offset by higher premiums in 2010 from deposit growth. Marketing decreased $29,000 due to lower spending. Amortization of core deposit intangibles increased $15,000 due to the December 2009 branch acquisition. Other operating expenses decreased $113,000 due to lower spending on printing, postage, telecommunications, consumable supplies and other operational items.

The effective income tax rates for second quarter 2010 and second quarter 2009 were 16.36% and 65.52%, respectively. Second quarter 2009 included a $384,000 tax benefit from the $1,128,000 securities impairment loss.

Loan credit quality stabilized during second quarter 2010, following deterioration in first quarter 2010 reflecting the weakness in the regional economy. During second quarter 2010, non-performing assets decreased $0.8 million to $11.5 million, or 2.03% of assets, compared with $12.3 million, or 2.19% of assets, at March 31, 2010.  During second quarter 2010, $1.6 million of loans were placed on non-accrual status, while $2.4 million of loans were returned to accrual status, following satisfactory performance for a sustained period, and Salisbury’s single foreclosed property was sold. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the sale of the underlying real estate. At June 30, 2010, 31% of non-accrual loans were current with respect to loan payments, compared with 44% at March 31, 2010.

During second quarter 2010, Salisbury restructured nine loans totaling $2.3 million, of which $0.7 million were accruing and $1.6 million were on non-accrual status. Also during the quarter, $2.1 million of loans were no longer classified as troubled debt restructurings, due to sustained satisfactory performance, and $135,000 of other loans classified as troubled debt restructurings was charged-off. Accruing loans classified as troubled debt restructured loans at March 31, 2010 continue to perform and none were placed on non-accrual status during the quarter. At June 30, 2010, 73% of such loans were current with respect to loan payments, down from 78% at March 31, 2010 and 95% at December 31, 2009.

During second quarter 2010 loans past due 30 days or more decreased $3.8 million, or 32%, to $8.1 million, or 2.3% of gross loans receivable, compared with $11.9 million, or 3.6% of loans, at March 31, 2010. The decrease resulted from improved collection results. At December 31, 2009, loans past due 30 days or more were $8.4 million, or 2.5% of gross loans receivable.

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At June 30, 2010 the Bank’s Tier 1 leverage and total risk-based capital ratios were 6.63% and 10.88%, respectively, compared with regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively. Salisbury’s Tier 1 leverage and total risk-based capital ratios were 8.35% and 13.39%, respectively. Salisbury’s higher ratios reflect the inclusion of the Treasury’s $8.8 million CPP investment, all of which has been retained at the holding company level.

At June 30, 2010, Salisbury’s assets totaled $565 million. At June 30, 2010, book value and tangible book value per common share were $27.00 and $20.38, respectively. Tangible book value excludes goodwill and core deposit intangible.

The Board of Directors of Salisbury Bancorp, Inc. (NYSE Amex Equities: SAL), the holding company for Salisbury Bank and Trust Company, declared a $0.28 per common share quarterly cash dividend at their July 30, 2010 meeting. The dividend will be paid on August 26, 2010 to shareholders of record as of August 12, 2010.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made.  Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

	Three month period ended June 30		Six month period ended June 30,
STATEMENT OF INCOME	2010	2009	2010	2009
Interest and dividend income	$6,231	$6,386	$12,250	$12,846
Interest expense	1,905	2,308	3,888	4,592
Net interest income	4,326	4,078	8,362	8,254
Provision for loan losses	260	315	440	745
Gains on securities, net	1	9	1	436
Net other-than-temporary impairment losses	-	(1,128)	-	(1,128)
Trust and wealth advisory	491	430	1,036	970
Service charges and fees	525	453	994	851
Gains on sales of mortgage loans, net	141	221	201	304
Mortgage servicing, net	9	30	24	72
Other	89	55	146	192
Non-interest income	1,256	70	2,402	1,697
Compensation	2,280	2,148	4,498	4,339
Premises and equipment	495	466	1,011	957
Data processing	363	330	772	714
Professional fees	455	376	857	733
FDIC insurance	182	420	354	533
Marketing and community contributions	59	88	121	164
Amortization of core deposit intangibles	56	41	111	82
Other	382	495	876	871
Non-interest expense	4,272	4,364	8,600	8,393
Income/(loss) before income taxes	1,050	(531)	1,724	813
Income tax provision/(benefit)	172	(348)	251	(85)
Net income	878	(183)	1,473	898
Net income/(loss) available to common shareholders	763	(318)	1,242	764
Per common share
Basic and diluted earnings	$0.45	$(0.19)	$0.74	$0.45
Common dividends paid	0.28	0.28	0.56	0.56
Statistical data
Net interest margin (tax equivalent net interest income)	3.41%	3.44%	3.33%	3.60%
Efficiency ratio (tax equivalent net interest income)(note 1)	71.82	77.54	74.87	71.41
Effective income tax rate	16.38	65.54	14.56	(10.46)
Return on average assets	0.54	(0.24)	0.44	0.30
Return on average common shareholders’ equity	6.77	(3.19)	5.61	3.90
Weighted average equivalent common shares outstanding, diluted	1,686	1,686	1,686	1,686

Note 1. Non-interest income excludes other-than-temporary impairment losses. Non-interest expense excludes amortization of intangibles, and OREO gains and losses and carrying expense.

Salisbury Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

FINANCIAL CONDITION	June 30, 2010	December 31, 2009	June 30, 2009
Total assets	$565,522	$562,347	$542,181
Loans receivable, net	342,130	327,257	294,364
Allowance for loan losses	3,768	3,473	3,309
Securities	161,514	151,125	164,709
Cash and cash equivalents	21,614	43,298	45,660
Goodwill and intangible assets, net	11,182	11,293	10,912
Demand (non-interest bearing)	71,255	70,026	64,781
Demand (interest bearing)	57,588	43,845	33,296
Money market	74,942	64,477	68,445
Savings and other	88,438	86,316	81,576
Certificates of deposit	131,767	153,539	153,935
Deposits	423,990	418,203	402,033
Federal Home Loan Bank advances	74,946	76,364	77,174
Repurchase agreements	8,120	11,415	10,326
Shareholders' equity	54,389	52,355	47,995
Non-performing assets	11,520	7,720	7,125
Per common share
Book value	$27.00	$25.81	$23.23
Tangible book value	20.38	19.12	16.76
Statistical data
Non-performing assets to total assets	2.03%	1.37%	1.31%
Allowance for loan losses to total loans	1.09	1.05	1.11
Allowance for loan losses to non-performing loans	32.71	46.65	49.33
Common shareholders' equity to assets	8.06	7.74	7.23
Tangible common shareholders' equity to assets	6.08	5.73	6.84
Tier 1 leverage capital	8.35	8.39	9.02
Total risk-based capital	13.39	12.86	14.27
Common shares outstanding, net (period end)	1,688	1,687	1,687